Exhibit 99



Release Date:                                      Further Information:

IMMEDIATE RELEASE                                  David J. Bursic
July 15, 2008                                      President and CEO
                                                                or
                                                   Pamela M. Tracy
                                                   Investor Relations
                                                   Phone: 412/364-1913


           WVS FINANCIAL CORP. ANNOUNCES FOURTH QUARTER AND INCREASED FISCAL YEAR ENDED JUNE 30, 2008 NET INCOME AND EARNINGS PER SHARE

      Pittsburgh, PA -- WVS Financial Corp. (NASDAQ: WVFC), the holding company for West View Savings Bank, today reported net income of $3,772,000 or $1.67 per diluted share, for the fiscal year ended June 30, 2008 as compared to net income of $3,646,000 or $1.57 per diluted share for the same period in 2007. The $126,000 or 3% increase in net income during the fiscal year was primarily attributable to a $213,000 increase in net interest income and a $136,000 change in provisions for loan losses, which were partially offset by a $107,000 increase in non-interest expense, an $87,000 increase in income tax expense, and a $29,000 decrease in non-interest income. The increase in net interest income primarily resulted from lower short-term borrowing costs and higher average balances of earning assets (principally floating rate U.S. Government Agency mortgage-backed securities), which were partially offset by lower average balances of U.S. Government Agency bonds and lower rates earned on floating rate mortgage-backed securities. The change in the provision for loan losses was primarily attributable to $93,000 in recoveries on previously charged-off commercial real estate loans. The increase in non-interest expense was primarily attributable to increases in charitable contributions eligible for PA tax credits and increases in employee related costs, while the increase in income tax expense was primarily due to higher levels of taxable income. The decrease in non-interest income was primarily due to lower levels of service charges on customer accounts. During the fiscal year ended June 30, 2008, the Federal Reserve Open Market Committee reduced its targeted rate for federal funds from 5.25% to 2.00% in response to turmoil in the global equity and fixed income markets.

         Net income and diluted earnings per share for the quarter ended June 30, 2008 totaled $738,000 and $0.33, respectively, compared to $949,000 and $0.41 for the same period in 2007. The $211,000 or 22% decrease in net income was primarily attributable to a $339,000 decrease in net interest income, which was partially offset by a $72,000 decrease in income tax expense and a $47,000 change in the provision for loan losses. The decrease in net interest income was primarily attributable to lower yields on the Company's floating-rate earning assets and lower average balances of fixed-rate U.S. Government Agency bonds, which were partially offset by lower rates paid on short-term borrowings, time deposits and money market accounts. The decrease in income tax expense was primarily due to lower levels of taxable income, while the change in the provision for loan losses was primarily due to a $38,000 recovery on a previously charged-off commercial real estate loan.

      President and Chief Executive Officer David J. Bursic remarked: "Fiscal year 2008 presented a number of challenges to the financial services industry including record loan charge-offs, volatile interest rates and sharply lower economic growth. WVS Financial Corp. continued to emphasize a prudent lending strategy, limited increases in controllable operating costs, and growth in Company total capital and book value per share. During fiscal 2008, Company total capital increased to $32 million from $31 million, book value per share increased to $14.44 from $13.49 and return on average stockholders' equity totaled 12.03%. The Company returned over $3 million to our shareholders by repurchasing 107,376 shares of common stock totaling in excess of $1.75 million and paying $1.44 million in dividends on our common shares."

      WVS Financial Corp. owns 100% of the outstanding common stock of West View Savings Bank. The Savings Bank is a Pennsylvania-chartered, FDIC savings bank, which conducts business from six offices located in the North Hills suburbs of Pittsburgh, Pennsylvania. In January 2008, West View Savings Bank began its 100th year of service to our communities. The Bank wishes to thank our customers and host communities for allowing us to be their full service bank.

                               --TABLES ATTACHED--
                                      # # #

                       WVS FINANCIAL CORP. AND SUBSIDIARY
                      SELECTED CONSOLIDATED FINANCIAL DATA
                  (Dollars in thousands except per share data)


                                                   June 30,            June 30,
                                                     2008                2007
                                                 (Unaudited)         (Unaudited)
                                                 -----------         -----------

Total assets                                        $423,109           $408,076
Investment securities held-to-maturity               120,559            202,664
Investment securities available-for-sale               7,978              8,933
Mortgage-backed securities held-to-
   maturity                                          213,690            119,271
Mortgage-backed securities available-for-
   sale                                                2,215              2,246
Net loans receivable                                  56,477             60,350
Deposits                                             150,142            159,377
FHLB advances: long-term                             135,579            130,579
FHLB advances: short-term                                  0                  0
FRB short-term borrowings                             80,600                  0
Other short-term borrowings                           20,000             82,950
Equity                                                32,148             31,293
Book value per share                                   14.44              13.49
Return on average assets                                0.89%              0.90%
Return on average equity                               12.03%             12.14%





                       WVS FINANCIAL CORP. AND SUBSIDIARY
                      SELECTED CONSOLIDATED OPERATING DATA
                      (In thousands except per share data)

                                             Three Months Ended            Twelve Months Ended
                                                  June 30,                       June 30,
                                                (Unaudited)                    (Unaudited)
                                         --------------------------    --------------------------
                                             2008           2007           2008           2007
                                         -----------    -----------    -----------    -----------

Interest income                          $     4,957    $     5,910    $    23,681    $    24,310
Interest expense                               3,144          3,758         15,143         15,985
                                         -----------    -----------    -----------    -----------
Net interest income                            1,813          2,152          8,538          8,325
Provision (recovery) for loan losses             (60)           (13)          (123)            13
                                         -----------    -----------    -----------    -----------
Net interest income after
  provision (recovery) for loan losses         1,873          2,165          8,661          8,312
Non-interest income                              157            160            597            626
Non-interest expense                             892            904          3,636          3,529
                                         -----------    -----------    -----------    -----------
Income before income tax
  expense                                      1,138          1,421          5,622          5,409
Income taxes                                     400            472          1,850          1,763
                                         -----------    -----------    -----------    -----------

NET INCOME                               $       738    $       949    $     3,772    $     3,646
                                         ===========    ===========    ===========    ===========

EARNINGS PER SHARE:
  Basic                                  $      0.33    $      0.41    $      1.67    $      1.57
  Diluted                                $      0.33    $      0.41    $      1.67    $      1.57

WEIGHTED AVERAGE SHARES OUTSTANDING:
  Basic                                    2,226,254      2,319,030      2,252,604      2,319,928
  Diluted                                  2,226,260      2,319,965      2,252,906      2,321,536







Page 7 of 7